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NEW WORLD PASTA COMPANY
85 Shannon Road
Harrisburg, PA  17112

                                                           CONTACT: Cary A. Metz
                                                                  (717) 526-2200


               NEW WORLD PASTA COMPANY ANNOUNCES BANK WAIVERS AND
                         ADDITIONAL LIQUIDITY FACILITY


     HARRISBURG, PA -- December 2, 2002 -- New World Pasta Company announced today that its lenders under its senior secured credit facility had waived defaults under that facility that were caused by New World Pasta's failure to file its quarterly report on Form 10-Q with the Securities and Exchange Commission for the quarter ended September 28, 2002, and that its lenders and an affiliate of New World Pasta's majority stockholder had agreed to terms which provide additional liquidity to the Company.

     New World Pasta Company's bank lenders agreed to permit up to $60 million of additional borrowings under the Company's credit facility, as amended, with such borrowings to be funded through a participation by an affiliate of New World Pasta's majority stockholder. Ten million dollars of this funding has been provided to New World Pasta Company today. The Company cautioned that no assurances could be given that additional borrowings beyond the $10 million would become available or that such amounts, together with cash generated from operations, would be sufficient to satisfy the Company's cash requirements. New World Pasta Company has complied with all payment obligations under its credit facility. The waiver provided by the Company's bank lenders will remain in effect through February 10, 2003.

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     In a release issued on November 20, 2002, New World Pasta stated that it had become aware that its internal financial statements were incorrectly stated, primarily with respect to accounts receivable and inventory balances, and that it believed that the inaccuracies were primarily a result of inadequate system design, integration and implementation. The Company has since taken steps to engage independent system experts to review its system design, integration and implementation, and to provide recommendations as needed.

     New World Pasta is a leading marketer and supplier of dry pasta in the United States and Canada, with manufacturing operations in the United States, Canada and Italy. Headquartered in Harrisburg, Pennsylvania, New World Pasta has over 1,200 employees worldwide.

FORWARD LOOKING STATEMENTS
THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH REPRESENTS THE COMPANY'S EXPECTATIONS AND BELIEFS CONCERNING FUTURE EVENTS THAT INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS RELEASE ARE FORWARD LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE THE COMPLETION OF THE COMPANY'S THIRD QUARTER FINANCIAL STATEMENTS, WHICH COULD UNCOVER ADJUSTMENTS IN PRESENTLY UNKNOWN AREAS, THE PREPARATION OF RESTATED HISTORICAL FINANCIAL STATEMENTS, IF NECESSARY, AS WELL AS THOSE FACTORS SET FORTH IN OUR PERIODIC REPORTS FILED WITH THE SEC. CONSEQUENTLY, ALL OF THE FORWARD LOOKING STATEMENTS MADE IN THIS PRESS RELEASE ARE QUALIFIED BY THESE AND OTHER FACTORS, RISKS AND UNCERTAINTIES.